Exhibit (a)(45)

VOYA VARIABLE PRODUCTS TRUST

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Voya Variable Products Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Declaration of Trust, dated December 17, 1993, as amended (the "Declaration of Trust"), including Article VIII, Section 8.3 of the Trust's Declaration of Trust, hereby amend the Declaration of Trust to change the resident agent of the Trust in the Commonwealth of Massachusetts set forth in Section 10.7 as follows:

1.Section 10.7 of the Declaration of Trust, relating to the resident agent of the Trust, is hereby amended to read in its entirety as follows:

"Section 10.7. Resident Agent. The Trust shall maintain a resident agent in the Commonwealth of Massachusetts, which agent shall be Corporation Service Company, 84 State Street, Boston, Massachusetts 02109. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the office of the Secretary of the Commonwealth."

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Exhibit (a)(45)

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust on this 23 day of July, 2021.

/s/ Colleen D. Baldwin____________	/s/ Joseph E. Obermeyer_______________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John Vincent Boyer____________	/s/ Sheryl Pressler____________________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick___________	/s/ Dina Santoro______________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin________________	/s/ Christopher P. Sullivan______________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee